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                                                                      EXHIBIT 12

                        [LETTERHEAD OF TALBERT MEDICAL]

July 23, 1997

Mr. Kent Marquardt
Chief Operating Officer - Western Region
MedPartners, Inc.
5000 Airport Plaza Drive
Long Beach, CA 90815

Dear Mr. Marquardt:

        In connection with your and our consideration of a possible transaction (the "Transaction") between us and/or our shareholders and you and/or your shareholders, you have requested information concerning us and we have requested information concerning you. For the purposes of this letter agreement ("Agreement"), you or we may each sometimes hereinafter be referred to as the "Receiving Party" when the recipient of information, or the "Providing Party" when the provider of information, as the context may require. As a condition to the Receiving Party being furnished information from the Providing Party, the Receiving Party agrees to treat any information which is furnished by, or on behalf of the Providing Party before or after the date of this letter, and all notes, analyses, compilations, studies or other documents, whether prepared by the Providing Party or others, which contain or otherwise reflect such information (collectively, the "Evaluation Material") in accordance with the provisions of this Agreement and to take or to abstain from taking certain other actions set forth in this Agreement.

        The term Evaluation Material does not include information which (i) is already in the possession of the Receiving Party, provided that such information was not supplied to the Receiving Party by, or on behalf of, the Providing Party, and provided further that such information is not known to the Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy or a fiduciary obligation to the Providing Party or to another party, or (ii) is or becomes generally available to the public other than directly or indirectly as a result of disclosure by the Receiving Party or any of the directors, officers, employees, agents, advisers or representatives (collectively, "Representatives") of the Receiving Party in violation of this Agreement.

        1. Confidentiality. The Receiving Party agrees that the Evaluation Material will be used solely for the purpose of evaluating the possible Transaction, and that such


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Mr. Kent Marquardt
July 23, 1997
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information will be kept strictly confidential by the Receiving Party, provided that any of such information may be disclosed by the Receiving Party to its Representatives who need to know such information for the purpose of evaluating the possible Transaction (it being understood that such Representatives will be informed by the Receiving Party of the confidential nature of such information and will agree, and be directed by the Receiving Party, to keep such information strictly confidential and that the Receiving Party will be responsible if they should fail to comply with the terms of this Agreement).

        2. Confidentiality of Discussions. In addition, you and we agree not to disclose, and will cause our respective Representatives not to disclose to any person, without the prior written consent of the other party, either the fact that you and we are considering any possible Transaction or that information has been provided to you or us, or that discussions or negotiations are taking place concerning any possible Transaction, or any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof. The term "person" as used in this Agreement means without limitation any corporation, company, group, partnership, individual or other entity. The foregoing does not prohibit disclosures of the status of any discussions between you and us required (in the written opinion of counsel independent of the disclosing party and acceptable to the other party ("Independent Counsel")) by federal or state securities laws, but in such event each of us will consult with the other party and its counsel in advance of such disclosure about the need for, and the exact text of, any such disclosure.

        3. Requests for Disclosure. If either of us is requested or required by applicable law (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material, such party will provide the other party with immediate notice of the existence, terms and circumstances surrounding such request or requirement so that the other party may consider seeking a protective order or other appropriate relief (and will provide such cooperation in connection therewith as may be reasonably requested by the other party) and/or waive compliance with this Agreement. If in absence of a protective order or the receipt of a waiver hereunder either of us is nonetheless, in the written opinion of Independent Counsel, compelled to disclose any Evaluation Material to any tribunal or any other person or else stand liable for contempt or suffer other material censure or penalty, such party may disclose such information to such tribunal or other party without liability hereunder, provided that such party agrees to furnish only that portion of the Evaluation Material which it is advised by written opinion of Independent Counsel is legally required and that it will use its best efforts to obtain assurance that confidential treatment will be accorded to any Evaluation Material that is disclosed.

        4. Insider Trading Laws. You and we hereby acknowledge that you and we are aware, and that you and we will advise our respective
Representatives who are informed as to the matters which are the subject of this letter, that federal and many state




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Mr. Kent Marquardt
July 23, 1997
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securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        5. No Improper Use of Evaluation Material. For a period commencing on the date hereof and ending two years from the date hereof, each of us and our respective affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will not (and we and they will not assist or encourage others to or request permission to), directly or indirectly, unless specifically requested in writing in advance by the other party's Board of Directors:

(i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (as defined in Rule 13d-3 under the Exchange
Act) of any of the other party's assets or businesses or any securities issued by the other party, or any rights or options to acquire such ownership (including from a third party); or

(ii) seek or propose to influence or control the management or policies of the other party; or

(iii) enter into any discussions, negotiations, arrangements or understanding with any third party with respect to any of the foregoing.

        If at any time during such period either of us is approached by any third party concerning participation in a transaction involving the assets or businesses or securities issued by the other party, such party will promptly inform the other party of the nature of such contract and the parties thereto.

        6. No Representation. Although each of us will endeavor to include in the Evaluation Material information which we believe to be relevant for the purpose of investigation of the other party, each of us acknowledges that neither of us nor any or our respective Representatives or advisers has made or makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. Subject to the terms of this Agreement and of any definitive agreement we may reach, each of us agrees that neither party nor our respective directors, officers, employees, agents, representatives or advisers will have any liability to the other party or any of its representatives or advisers resulting from the use of the Evaluation Material.

        7. Return of Materials. If we do not proceed with a Transaction in a reasonable time or if either of us so requests, the Receiving Party will promptly redeliver to the Providing Party all copies of extracts or other reproductions of Evaluation Material

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Mr. Kent Marquardt
July 23, 1997
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delivered to the Receiving Party and will destroy all memoranda, notes, analyses, compilations and other materials (whether written, electronic or otherwise) prepared by the Receiving Party or its Representatives based on or reflecting the information in the Evaluation Material. The Receiving Party and its Representatives will not retain any such material in any form whatsoever. Following such redelivery or destruction, the Receiving Party will deliver to the Providing Party, upon request, a certification in writing by an officer of the Receiving Party who has supervised such redelivery or destruction.

        8. No Solicitation. Until the earliest to occur of (a) the execution by you and us of a definitive agreement with respect to the Transaction; (b) an acquisition of either of us by a third party; or (c) one year from the date of this Agreement, each of us agrees not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any Representative of the other party regarding its business, operations, prospects or finances, except with the express permission of such party. Each of us further agrees that until the earlier of (i) an acquisition of either of us by a third party or (ii) one year from the date of this agreement, neither of us will solicit for hire any person employed by the other party at the time of such solicitation with whom it has had contact during the period of investigation except for solicitations by general advertisement.

        9. Definitive Agreement. Each of us agrees that unless and until a definitive agreement regarding the Transaction has been executed and delivered, neither we nor you will be under any legal obligation of any kind with respect to any Transaction by virtue of this Agreement except for such matters that are specifically set forth herein, notwithstanding any statements made by either of us or our respective Representatives. Neither party has any obligation to authorize or pursue with the other party, its Representatives, or any other party any transaction, and is not prohibited from seeking to effect any of the transactions contemplated herein with any third party. This Agreement may be expressly modified or waived only by a separate writing executed by both parties.

        10. Injunctive Relief. Each of us agrees that money damages would not be sufficient remedy for any breach of this Agreement by either of us or our Representatives because of the difficulty in ascertaining the amount of damages suffered by the aggrieved party in the event of such breach. Therefore, each of us agrees that the aggrieved party will be entitled to injunctive relief, specific performance and/or any other appropriate equitable remedies for any such breach, without having to post any bond or any other form of security, without having to show any likelihood of irreparable harm, and without having to prove that money damages would be an inadequate remedy. Such remedies will not be deemed to be exclusive, but will be in addition to all other remedies available at law or in equity, including without limitation the recovery of damages for the period preceding such relief.


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Mr. Kent Marquardt
July 23, 1997
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        11.     Indemnification. Each of us agrees to indemnify and to save and hold harmless the other for any and all damages, claims, liabilities and expenses (without duplication of the expenses referred to in the following paragraph) arising out of any breach or failure to comply with any term of this Agreement by any of our respective Representatives.

        12. Attorney's Fees. In the event that either party should institute proceedings to enforce any provision of this Agreement, the party that substantially prevails in such proceedings will be entitled to recover all expenses relating to the enforcement of this Agreement, including reasonable attorney's fees and costs in addition to any other remedies.

        13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or in any way invalidated by such court action.

        14. Law to Govern; Jurisdiction. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to the rules of conflict of laws of such state. Each of us hereby agrees to submit to the exclusive jurisdiction of any court of the State of California for the purpose of any suit, action or other proceeding arising out of this Agreement, or of the Transaction contemplated hereby.

        15. No Waiver. No failure or delay by either of us in exercising any right, power or privilege will operate as a waiver thereof nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege.

        If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon it will become a binding agreement. This Agreement may be executed by telecopy with original to follow.

                                      Very truly yours,



                                      By: /s/ JACK D. MASSIMINO
                                          ------------------------------------
                                          Jack D. Massimino
                                          President and Chief Executive Officer
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Mr. Kent Marquardt
July 23, 1997
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Confirmed and agreed to as
of the date of this letter:

MEDPARTNERS, INC.

By:  /s/ KENT MARQUARDT
     -----------------------------------------
     Kent Marquardt
     Chief Operating Officer -- Western Region